Exhibit 5.1

May 26, 2022

Forrester Research, Inc.

60 Acorn Park Drive

Cambridge, MA 02140

Re:	Registration Statement on Form S-8 Relating to the Third Amended and Restated Employee Stock Purchase Plan (the “Plan”) of Forrester Research, Inc. (the “Company”)

Dear Sir or Madam:

Reference is made to the above-captioned Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to an additional 600,000 shares of common stock, par value $.01 per share, of the Company issuable pursuant to the Plan (the “Shares”).

We have examined, and are familiar with, and have relied as to factual matters solely upon, a copy of the Plan, the Company’s restated certificate of incorporation, the amended and restated by-laws of the Company, the minute books and stock records of the Company and originals of such other documents, certificates and proceedings as we have deemed necessary for the purpose of rendering this opinion.

We are members only of the Bar of The Commonwealth of Massachusetts and are not experts in, and express no opinion regarding, the laws of any jurisdictions other than The Commonwealth of Massachusetts and the federal securities laws of the United States of America.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Plan and the terms of any agreement relating to any of the options granted thereunder, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Choate, Hall & Stewart LLP

CHOATE, HALL & STEWART LLP